UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 12(b) or (g) of
the Securities Exchange Act of 1934
(Date of Report (date of earliest event reported)): November 15, 2006
Middlefield Banc Corp.
(Exact name of registrant specified in its charter)

Ohio	000-32561	34-1585111

(State or other jurisdiction of incorporation)	(Commission File	(IRS Employer Identification No.)
Number)

15985 East High Street Middlefield, Ohio	44062-0035

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (440) 632-1666
[not applicable]

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement
Item 7.01 Regulation FD Disclosure
Item 9.01(d) Exhibits
Signatures
EX-2.1
EX-2.2
EX-99.1

Item 1.01 Entry into a Material Definitive Agreement
     On November 15, 2006 Middlefield Banc Corp. entered into an Agreement and Plan of Merger with Emerald Bank, a privately held savings bank chartered under Ohio law. Under the Agreement and Plan of Merger, Middlefield Banc Corp. will acquire Emerald Bank by the merger of Emerald Bank with a wholly owned subsidiary of Middlefield Banc Corp. to be organized. One half of the Emerald Bank shares will be exchanged for cash and the other half for Middlefield Banc Corp. common stock. Under the terms of the Agreement and Plan of Merger, Emerald Bank shareholders may elect to receive cash, Middlefield Banc Corp. common stock, or a combination of cash and stock, in any case in the aggregate amount of $10 for each of Emerald Bank’s approximately 733,000 shares outstanding, subject to proration procedures detailed in the Agreement and Plan of Merger to ensure that 50% of the consideration is paid in the form of cash and 50% in the form of stock. The merger consideration is also subject to a possible downward adjustment if Emerald Bank shareholders’ equity is not $5.3 million or more when closing occurs. Options to acquire Emerald Bank shares that are outstanding when the merger occurs will be converted into options to acquire Middlefield Banc Corp. common stock. When the merger is completed, Emerald Bank will be a wholly owned subsidiary of Middlefield Banc Corp.
     Completion of the merger is subject to receipt of all necessary federal and state regulatory approvals, approval of Emerald Bank’s shareholders, and satisfaction of other customary closing conditions stated in the Agreement and Plan of Merger. Voting agreements have been entered into with a director of Emerald Bank who owns approximately 34% of the bank’s stock and the President and Chief Executive Officer of the bank, who owns approximately 3%, agreeing to vote their shares in favor of the merger. The merger transaction currently is expected to be completed by the end of the second quarter of 2007. This description of the Agreement and Plan of Merger is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the definitive Agreement and Plan of Merger, which is Exhibit 2.1 to this Current Report on Form 8-K and which is incorporated herein by reference. Exhibit 2.2 is a copy of the form of voting agreement entered into by the director of the bank and by its President and Chief Executive Officer.
     The Agreement and Plan of Merger is included as an exhibit to provide investors with information about the terms of the proposed merger transaction. The agreement includes representations and warranties each party has made to the other. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules the parties delivered to each other when they executed the Agreement and Plan of Merger. Certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders and investors, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise, and investors should not rely on the representations and warranties or for any other purpose. Information about Middlefield Banc Corp. is available in the public filings Middlefield Banc Corp. makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

Item 7.01 Regulation FD Disclosure.
     A copy of the joint press release of Middlefield Banc Corp. and Emerald Bank announcing entry into the Agreement and Plan of Merger is Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01(d) Exhibits
2.1	November 15, 2006 Agreement and Plan of Merger between Middlefield Banc Corp. and Emerald Bank

2.2	Form of voting agreement

99.1	Middlefield Banc Corp.’s and Emerald Bank’s joint press release
Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Middlefield Banc Corp.

Date: November 16, 2006	/s/ James R. Heslop, II

James R. Heslop, II Executive Vice President and Chief Operating Officer